EXHIBIT 99.1

       AGGREGATE TOTALS FOR THE PERIOD MARCH 11, 2004 TO DECEMBER 31, 2004



PRINCIPAL COLLECTIONS INFORMATION IN AUD (AND USD WHERE INDICATED) AGGREGATED TO THE DATE OF THE LAST PAYMENT

Principal amount of each class of USD notes as at the first day after the Payment date occurring during the collection period:
Class A: USD 953,538,400
Class AB: USD 49,000,000
Class B: USD 17,100,000

Aggregate coupon interest paid to noteholders of each class of notes Class A: USD 12,768,975
Class AB: USD 690,509
Class B: USD 280,588

Aggregate of Principal payments made in respect to each class of notes:
Class A: USD 82,961,800

Aggregate Mortgage Principal Repayments received for the period:
Scheduled         AUD 6,949,370
Unscheduled       AUD 188,935,011

Aggregate of all redraws on housing loans:
AUD 85,711,331

Aggregate of outstanding balance of housing loans at the end of the period:
AUD 1,291,845,117

Aggregate Income of the trust for the period:        AUD 73,444,186
Aggregate Expenses of the trust for the period:      AUD 64,489,184

Interest rates for the period:

Class A Notes (average):            2.15813%
Class AB Notes (average):           2.28813%
Class B Notes (average):            2.58813%


Delinquency and loss statistics with respect to the housing loans:

Loss:                      Nil
Delinquency:               0-29 days        2.12%
                           30 -59 days      0.53%
                           60+ days         0.75%


                                  Page 1 of 1